Exhibit 10.3

PERFORMANCE BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

ON SEMICONDUCTOR

2000 STOCK INCENTIVE PLAN

ON Semiconductor Corporation, a Delaware Corporation (“Company”), hereby grants to William M. Hall (“Grantee”), a Participant in the ON Semiconductor Corporation (formerly known as SCG Holding Corporation) 2000 Stock Incentive Plan (“Plan”), as amended, a Performance Based Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the Company’s Common Stock (“Stock”). The grant is made effective as of the March 3, 2008 (“Grant Date”). This Award is designated as a “Performance Based Restricted Stock Unit Award,” and as such is granted under the Performance Share Award portion of the Plan.

A. The Board of Directors of the Company (“Board”) has adopted the Plan as an incentive to retain members of the Board, and key employees, officers and consultants of the Company and to enhance the ability of the Company to attract new members of the Board, employees, officers and consultants whose services are considered unusually valuable by providing an opportunity for them to have a proprietary interest in the success of the Company.

B. Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (“Compensation Committee”)

C. The Compensation Committee approved the granting of Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.

D. To the extent not specifically defined in this Performance Based Restricted Stock Units Award Agreement (“Agreement”), all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of Units. Grantee is hereby granted a Performance Based Restricted Stock Units Award for 25,000 Units, representing the right to receive the same number of shares of the Company’s Stock, subject to the terms and conditions in this Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

2. Vesting of Units and Related Information.

2.1 Vesting of Units. The Units will vest in accordance with, and only upon the attainment of, on or prior to the end of the Company’s fiscal quarter in which the third anniversary of the Grant Date falls, the following performance measures (“Performance Measures”):

Number of PBRSUs Eligible for Vesting	Performance Measures
5,000	Specific product revenues of at least $133 million and a gross margin percentage from specific product revenues of at least 43% in 2 consecutive quarters

10,000	Specific product revenues of at least $142 million and a gross margin percentage from specific product revenues of at least 44% in 2 consecutive quarters

10,000	Specific product revenues of at least $148 million and a gross margin percentage from specific product revenues of at least 45% in 2 consecutive quarters

By way of example, if in two consecutive quarters the Company has specific product revenues of at least $148 million and for those two quarters has a gross margin percentage from specific product revenues of at least 45% (both Performance Measures as determined by the Compensation Committee), then 100% or 25,000 of the Units will become vested.

2.2 Specific Product Revenues. For purposes of the above vesting schedule, specific product revenues shall mean the sum of product revenues for the Standard Products Group business (“SPG”) (consisting of the following Pal Codes – PA (Bipolar Power), PC (Thyristor), PD (Small Signal), PE (Zener), PH (Protection), PJ (High Frequency) and PK (Logic) (collectively, “Total SPG Pal Codes”)) for the Company for the relevant quarterly performance period as reported in or derived from its operational profit and loss statements for the above Total SPG Pal Codes determined in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied; provided, however, if the Compensation Committee determines that an alternative method would be more appropriate to achieve the objectives of this Award then such method shall be applied to determine the specific product revenues for purposes of the above vesting schedule for any applicable performance period.

2.3 Gross Margin Percentage from Specific Product Revenues. For purposes of the above vesting schedule, gross margin percentage from specific product revenues shall be calculated by dividing the gross margin from product revenues from the Total SPG Pal Codes by the product revenues from the Total SPG Pal Codes determined under 2.2 above. Gross margin from the Total SPG Pal Codes shall be calculated based on product revenues from the Total SPG Pal Codes determined under 2.2 above less cost of revenues from Total SPG Pal Codes products of the Company for the performance period as reported in or derived from its operational profit and loss statements for the Total SPG Pal Codes determined in accordance with GAAP consistently applied, but adjusted as set forth in the next sentence. Cost of revenues from Total SPG Pal Codes products of the Company shall be adjusted to exclude the following, if and when applicable to the same for a relevant performance period: (i) amortizing of purchased intangible assets; (ii) in-process research and development expense; (iii) stock-based compensation expense from acquisitions; (iv) stock-based compensation expense determined in accordance with Statement of Financial Accounting Standards No. 123 (as revised and amended); (v) restructuring, asset impairments and other, net; and (vi) expensing of the step up to fair market value of inventory from acquisitions.

2.4 Adjustment to Performance Measures for Extraordinary and Other Items. In addition to the adjustments in Sections 2.2 and 2.3, the Compensation Committee may adjust one or all of the Performance Measures, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to the Company occurring after the Grant Date of the Award: extraordinary items, other unusual or infrequent matters or events or special items similar to the items that the Company excludes or includes (as applicable) when calculating its “non-GAAP” earnings. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the Performance Measures in order to prevent the dilution or enlargement of the Grantee’s rights with respect to the Award.

2.5 Final Determination of Performance Measures Attained. When the Grantee believes that any of the performance criteria listed above have been achieved, the Grantee shall notify the Senior Vice President of Human Resources of the Company in writing of such achievement (“Notice of Achievement”). Thereafter, the Compensation Committee will promptly review any such Notice of Achievement and either accept it or provide an explanation for non-acceptance in writing. The Grantee understands that such review by the Compensation Committee may include an analysis of any and all parameters of the qualifying performance and that the Compensation Committee’s final determination to accept or not accept a Notice of Achievement for the relevant measurement period shall be made in good faith and shall be final and binding on the Grantee. If a Notice of Achievement is accepted by the Compensation Committee as described above, then the relevant number of Units associated with such Notice of Achievement shall become fully vested on the date the Compensation Committee has made such final determination.

3. Termination of Employment and Leave of Absence.

3.1 General. Subject to the provisions of 3.2 below, if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), any Units that are not vested under the schedule in 2 above will be canceled and forfeited as of the date of termination of employment or service. In no event shall any Units vest after the Company’s fiscal quarter in which the third anniversary of the Grant Date falls.

3.2 Change in Control. If the Company terminates the Grantee’s employment without Cause (including a deemed termination for Good Reason, if applicable for this Grantee) within two (2) years following a Change in Control, then the unvested portion of the Units shall become immediately vested.

4. Time and Form of Payment. Subject to the provisions of the Agreement and the Plan, as the number of Units vest under 2 above, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down.

5. Nontransferability. The Units granted by this Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Section 13.5 of the Plan.

6. Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 14 of the Plan.

7. Delivery of Shares. No shares of Stock shall be delivered under this Agreement until: (i) the Units vest in accordance with the schedule set forth in 2 above; (ii) approval of any governmental authority required in connection with the Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Compensation Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations; and (iv) the Grantee has complied with 13 below of this Agreement in order for the proper provision for required tax withholdings to be made.

8. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

9. Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to nonvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.

10. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or a subsidiary, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time to time to the other party.

10.1 Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, a grant notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

10.2 Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read 10.1 above of this Agreement and consents to the electronic delivery of the Plan documents and any grant notice, as described in 10.1. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing. The Grantee further acknowledges that the Grantee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.

11. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Compensation Committee in accordance with the terms of and as provided in the Plan. The Compensation Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Compensation Committee with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control. All questions of interpretation concerning any grant notice, this Agreement and the Plan shall be determined by the Compensation Committee.

12. Continuation of Employment. This Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.

13. Tax Withholding. Pursuant to Section 17.3 of the Plan, unless otherwise provided by the Compensation Committee prior to the vesting of shares as set forth in the next sentence, the Grantee shall satisfy any federal, state, local or foreign employment or income taxes due upon the vesting of the Units (or otherwise) by having the Company withhold from those shares of Stock that the Grantee would otherwise be entitled to receive, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligation. In lieu of, and subject to, the above, the Compensation Committee may also permit the Grantee to satisfy any federal, state, local, or foreign employment or income taxes due upon the vesting of shares of the Units (or otherwise) by: (i) personal check or other cash equivalent acceptable to the Company; (ii) permitting the Grantee to execute a same day sale of Stock pursuant to procedures approved by the Company; or (iii) such other method as approved by the Compensation Committee, all in accordance with applicable Company policies and procedures and applicable law.

14. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Grantee.

15. Integrated Agreement. Any grant notice, this Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

16. Counterparts. Any grant notice and this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

18. Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Agreement, and hereby accepts the Award subject to all of their terms and conditions.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Grantee has signed this Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:	/s/ G. SONNY CAVE
G. Sonny Cave
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer, and Secretary

By:	/s/ WILLIAM M. HALL
William M. Hall